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May 14, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, DC 20549

Dear Sirs/Madams:

We have read Item 4 of Liquidmetal Technologies, Inc.'s Form 8-K dated May 6, 2004 and have the following comments:

1. We agree with the statements made in the first paragraph, the second paragraph, the third paragraph, the first and second sentences of the fourth paragraph, the fifth paragraph, the first and second sentences of the sixth paragraph, the seventh paragraph, the eighth paragraph, and the first sentence of the ninth paragraph.

2. We agree that the CEO reported the information contained in the third sentence of the fourth paragraph; however, we believe that the internal inquiry conducted by the Audit Committee did not resolve certain details regarding the CEO's purported personal agreement with Growell Metal Co., Ltd.

3. We have no basis on which to agree or disagree with the statements made in the third sentence of the sixth paragraph, the second sentence of the ninth paragraph, and the tenth paragraph.



Yours truly,

/s/ Deloitte & Touche LLP